UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                            Marvel Enterprises, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   57383M-10-8
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                                John N. Turitzin
                                Battle Fowler LLP
                               75 East 55th Street
                            New York, New York 10022
                                 (212) 856-6873
-------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices
                              and Communications)

                                December 21, 1998
-------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.


791130.1

CUSIP No. 57383M-10-8             SCHEDULE 13D



-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Zib Inc.
-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) /X/
                                                            (b) / /
-------------------------------------------------------------------------------
3    SEC USE ONLY

-------------------------------------------------------------------------------
4    SOURCE OF FUNDS*
                             OO
-------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                        / /
-------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
                   7   SOLE VOTING POWER
                                  None
NUMBER OF          ------------------------------------------------------------
SHARES             8   SHARED VOTING POWER
BENEFICIALLY                  33,001,201   (See Item 5)
OWNED BY EACH      ------------------------------------------------------------
REPORTING          9   SOLE DISPOSITIVE POWER
PERSON WITH                   9,256,000
                   ------------------------------------------------------------
                   10  SHARED DISPOSITIVE POWER
                                None
-------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         33,001,201 (See Item 5)
-------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* / /

-------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         71.7%
-------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
         CO
-------------------------------------------------------------------------------



                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


791130.1

CUSIP No. 57383M-10-8          SCHEDULE 13D


-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Isaac Perlmutter T.A.

-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)   /X/
                                                         (b)   / /
-------------------------------------------------------------------------------
3    SEC USE ONLY

-------------------------------------------------------------------------------
4    SOURCE OF FUNDS*
                         OO

-------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                / /

-------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

          Florida
-------------------------------------------------------------------------------
                   7   SOLE VOTING POWER
                                 None
NUMBER OF          ------------------------------------------------------------
SHARES             8   SHARED VOTING POWER
BENEFICIALLY                  33,001,201   (See Item 5)
OWNED BY EACH      ------------------------------------------------------------
REPORTING          9   SOLE DISPOSITIVE POWER
PERSON WITH                   9,256,000
                   ------------------------------------------------------------
                   10  SHARED DISPOSITIVE POWER
                               None
-------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     33,001,201 (See Item 5)
-------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* / /

-------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         71.7%
-------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
         OO
-------------------------------------------------------------------------------



                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


791130.1

CUSIP No. 57383M-10-8        SCHEDULE 13D



-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Object Trading Corp.

-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) /X/
                                                         (b) / /
-------------------------------------------------------------------------------
3    SEC USE ONLY

-------------------------------------------------------------------------------
4    SOURCE OF FUNDS*
                         OO

-------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) / /

-------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
                   7   SOLE VOTING POWER
                                 None
NUMBER OF          ------------------------------------------------------------
SHARES             8   SHARED VOTING POWER
BENEFICIALLY                  33,001,201   (See Item 5)
OWNED BY EACH      ------------------------------------------------------------
REPORTING          9   SOLE DISPOSITIVE POWER
PERSON WITH                   3,662,573
                   ------------------------------------------------------------
                   10  SHARED DISPOSITIVE POWER
                               None
-------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               33,001,201 (See Item 5)
-------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* / /

-------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         71.7%
-------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
         CO
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


791130.1

CUSIP No. 57383M-10-8         SCHEDULE 13D


-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 The Laura & Isaac Perlmutter Foundation Inc.

-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) /X/
                                                         (b) / /
-------------------------------------------------------------------------------
3    SEC USE ONLY

-------------------------------------------------------------------------------
4    SOURCE OF FUNDS*
                         OO

-------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                  / /
-------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

          Florida
-------------------------------------------------------------------------------
                   7   SOLE VOTING POWER
                                 None
NUMBER OF          ------------------------------------------------------------
SHARES             8   SHARED VOTING POWER
BENEFICIALLY                  33,001,201   (See Item 5)
OWNED BY EACH      ------------------------------------------------------------
REPORTING          9   SOLE DISPOSITIVE POWER
PERSON WITH                   250,000
                   ------------------------------------------------------------
                   10  SHARED DISPOSITIVE POWER
                                None
-------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON

           33,001,201 (See Item 5)
-------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* / /

-------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
              71.7%
-------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
              CO
-------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


791130.1

CUSIP No. 57383M-10-8         SCHEDULE 13D



-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Isaac Perlmutter

-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)     /X/
                                                         (b)     / /
-------------------------------------------------------------------------------
3    SEC USE ONLY

-------------------------------------------------------------------------------
4    SOURCE OF FUNDS*
                         PF

-------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e)      / /

-------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.
-------------------------------------------------------------------------------
                   7   SOLE VOTING POWER
                                 None
NUMBER OF          ------------------------------------------------------------
SHARES             8   SHARED VOTING POWER
BENEFICIALLY                     33,001,201   (See Item 5)
OWNED BY EACH      ------------------------------------------------------------
REPORTING          9   SOLE DISPOSITIVE POWER
PERSON WITH                      13,168,573
                   ------------------------------------------------------------
                   10  SHARED DISPOSITIVE POWER
                                 None
-------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               33,001,201 (See Item 5)
-------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* / /

-------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         71.7%
-------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
         IN
-------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


791130.1

CUSIP No. 57383M-10-8         SCHEDULE 13D


         This Amendment No. 2 to Schedule 13D amends and supplements the original Schedule 13D and Amendment No. 1 thereto, dated October 13, 1998 and October 20, 1998, respectively, which were filed with the Securities and Exchange Commission (the "Commission") on October 13, 1998 and October 20, 1998, respectively, on behalf of (1) Zib Inc., a Delaware corporation, (2) the Isaac Perlmutter T.A., a Florida trust, (3) Object Trading Corp., a Delaware corporation, (4) the Laura & Isaac Perlmutter Foundation Inc., a Florida not-for-profit corporation, and (5) Isaac Perlmutter with respect to the ownership of Common Stock of Marvel Enterprises, Inc. (the "Company"). Each capitalized term not defined in this amendment has the same meaning here as in the original 13D.

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

Item 6 is hereby amended and supplemented by adding the following:

         December Registration Rights Agreement. Certain of the Reporting Persons (those that are not parties to the Registration Rights Agreement, which is dated as of October 1, 1998), the Company and certain other parties are parties to a Registration Rights Agreement dated as of December 8, 1998 and signed on December 21, 1998 (the "December Registration Rights Agreement"). Under the terms of the December Registration Rights Agreement, which are substantially identical to those of the Registration Rights Agreement, the Company has agreed to file a shelf registration statement under the Securities Act of 1933, as amended, registering the resale of all shares of Common Stock and 8% Preferred Stock issued to the stockholder parties thereto pursuant to the Plan, all shares of Common Stock issuable upon conversion of those shares of 8% Preferred Stock, certain convertible debt securities that the Company may exchange for the 8% Preferred Stock and the Common Stock issuable upon conversion thereof and all shares of Common Stock otherwise owned by the stockholder parties to the December Registration Rights Agreement as of the date thereof. The December Registration Rights Agreement also gives the stockholder parties thereto piggyback registration rights with respect to underwritten public offerings by the Company of its equity securities.

         The foregoing does not purport to be a complete description of the terms of the December Registration Rights Agreement and is qualified in its entirety by reference to Exhibit 3 hereof, which is incorporated herein by reference.


Item 7.  Material to Be Filed as Exhibits.

Item 7 is hereby amended and supplemented by adding the following:

3 -- Registration Rights Agreement, dated as of December 8, 1998, by and among certain of the Reporting Persons, the Company and certain other parties.



791130.1

                                    SIGNATURE

                  After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated:   December 22, 1998

                                        ZIB INC.


                                        By:/s/ Isaac Perlmutter
                                            -----------------------------------
                                            Name:  Isaac Perlmutter
                                            Title:    President



                                        ISAAC PERLMUTTER T.A.


                                        By:/s/ Isaac Perlmutter
                                            -----------------------------------
                                            Name:  Isaac Perlmutter
                                            Title:    Trustee



                                        OBJECT TRADING CORP.


                                        By:/s/ Isaac Perlmutter
                                            -----------------------------------
                                            Name:  Isaac Perlmutter
                                            Title:    President



                                        THE LAURA & ISAAC PERLMUTTER
                                                 FOUNDATION INC.


                                        By:/s/ Isaac Perlmutter
                                            -----------------------------------
                                            Name:  Isaac Perlmutter
                                            Title:    President




                                        /s/ Isaac Perlmutter
                                        ---------------------------------------
                                            Isaac Perlmutter

791130.1

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